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          American Premier Group, Inc.
          One East Fourth Street                            Robert W. Olson
          Cincinnati, Ohio 45202                            (513) 579-6633




                                        January 20, 1995


          American Premier Group, Inc.
          One East Fourth Street
          Cincinnati, Ohio  45202

          Gentlemen:

                    I am General Counsel of American Premier Group, Inc., an Ohio corporation (the "Corporation"), and in that capacity am familiar with the Corporation's Registration Statement on Form S-4, as amended (Registration No. 33-56813) (the "Registration Statement"), for the registration under the Securities Act of 1933 of shares of Common Stock, par value $1.00 per share, of the Corporation ("New American Premier Common Stock") which may be issued to shareholders of American Premier Underwriters, Inc. and American Financial Corporation pursuant to the Agreement and Plan of Acquisition and Reorganization, as amended, attached as Annex A to the Registration Statement (the "Acquisition Agreement").

                    I have examined the Acquisition Agreement, the Registration Statement, certificates of officers of the Corporation and such corporate records of the Corporation and such other documents as I deemed necessary for the purposes of the opinion hereinafter expressed.

                    Based upon the foregoing, I am of the opinion that the shares of New American Premier Common Stock being registered pursuant to the Registration Statement will be, at the Effective Time, as defined in the Acquisition Agreement, legally and validly issued, fully paid and nonassessable.

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                    I hereby consent to your filing a copy of this opinion
          as an exhibit to the Registration Statement.

                                        Very truly yours,

                                        Robert W. Olson

                                        Robert W. Olson
                                        Senior Vice President,
                                          General Counsel and Secretary